UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

August 17, 2009

DIGITALFX INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Florida
(State or other Jurisdiction of Incorporation or Organization)

1-33667 (Commission File Number)		65-0358792 (IRS Employer Identification No.)
3035 East Patrick Lane Suite #9 Las Vegas, NV 89120 (Address of Principal Executive Offices and zip code)

702-938-9300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2009, the Registrant’s Chief Operating Officer, Allen Langford, resigned his position with the Registrant for personal reasons and the Registrant appointed Mr. John Pretto, age 46, as its Chief Operating Officer, pending approval by the Registrant’s Board of Directors.  Mr. Pretto has over twenty years of business and Information technology management experience including serving on the board of directors of other publicly traded corporations.  The Registrant’s Board of Directors approved Mr. Pretto’s appointment as the Registrant’s Chief Operating Officer on August 20, 2009, effective as of August 17, 2009.

Mr. Pretto was a full-time consultant to VMdirect, LLC, one of the Registrant’s wholly-owned subsidiaries since the fall of 2005 through the fall of 2007.  Additionally, Mr. Pretto was a direct selling “affiliate” of VMdirect, LLC.  Previously, he was the founder or co-founder of Network Consultants, Video Teleconferencing Systems, and helloNetwork, Inc.  As a co-founder of helloNetwork, Inc. Mr. Pretto helped raise $70 million for the early stage development of a Java-based, end-to-end streaming media platform.

Since October 15, 2008, Mr. Pretto has served as the Registrant’s Director of Technology.  In this position, Mr. Pretto played a significant role in executing the launch of the “Mail F5” product line.  In consideration for his services as Director of Technology, the Registrant has paid Mr. Pretto approximately $8,333 per month.

The compensation and other benefits to be provided to Mr. Pretto in his capacity as Chief Operating Officer shall be as further agreed upon between Mr. Pretto and the members of the Registrant’s Compensation Committee and is anticipated to be consistent with the compensation provided to Mr. Pretto previously.

Mr. Pretto has no family relationships with any of the Registrant’s other directors or executive officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DigitalFX International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalFX International, Inc.

Date: August 21, 2009	By:	/s/ Abraham Sofer
Abraham Sofer
President

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